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                         EXECUTIVE EMPLOYMENT AGREEMENT
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         AGREEMENT, dated as of September 30, 1998, between HealthCore Medical
Solutions, Inc., a Delaware corporation (the "Company"), and Neal J. Polan (the "Employee").

         WHEREAS, the Company desires to retain the services of the Employee, and the Employee desires to provide such services to the Company, on the terms set forth in this Agreement;

         NOW, THEREFORE, in consideration of the mutual covenants and obligations hereinafter set forth, the parties hereto, intending to be legally bound, hereby agree as follows:

         1.       Employment and Duties.

                  (a) The Company hereby employs the Employee, and the Employee accepts employment, to serve as Chief Executive Officer of the Company and to perform such duties consistent with his current responsibilities and as may reasonably be assigned to him from time to time by the Company's Board of Directors. The Employee shall also serve without additional compensation as Chairman of the Board of Directors of the Company, if so elected or appointed.

                  (b) The Employee hereby agrees to perform such duties, to fulfill such responsibilities and to serve the Company faithfully, industriously and to the best of his ability, subject to the direction and control of the Company's Board of Directors. The parties hereto acknowledge that Employee shall not be required to devote more than 50% of his working time to his responsibilities hereunder and that Employee shall not be restricted in his abilities to pursue other business interests during the remaining portion of his working time.

         2.       Term; Termination.

                  Except in the case of earlier termination as hereinafter specifically provided in Paragraph 4, this Agreement shall be effective as of September 30, 1998 and the term hereof and the Employee's employment hereunder shall continue until November 30, 2000 (the "Initial Term"). This Agreement shall be renewed automatically for successive one year terms thereafter (each, a "Renewal Term") unless either party gives not less thin 30 days prior written notice to the other party that such party elects to have this Agreement terminate at the end of the Initial Term or the then current Renewal Term.

         3.       Compensation; Expenses; Benefits.

                  (a) As compensation for his services hereunder in whatever capacity rendered, the Company shall pay the Employee a salary, payable in accordance with the Company's standard payroll practices with respect to senior officers of the Company and/or its

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affiliated corporations, at a rate of $150,000 per year; provided, that such salary shall be increased to $200,000 for the twelve month period commencing December 1, 1998. Such salary may be increased, but not decreased by the Board of Directors and shall be reviewed by the Board no less frequently than annually. Such salary and the Employee's employee benefits provided pursuant to Paragraph 3 hereof shall continue to be paid and provided, regardless of any illness or incapacity of the Employee, until this Agreement is terminated.

                  (b) The Employee shall also be entitled to receive such bonuses as the Company's Board of Directors or Compensation Committee, if any, may deem appropriate. The Employee shall also be entitled to participate in the Company's employee stock option plan, as may be determined by the Company's Board of Directors or Compensation Committee, if any.

                  (c) The Employee and the Employee's spouse and children, if any, shall be entitled to participate in all employee benefit plans generally available from time to time to the senior officers of the Company, so long as such benefits comply with applicable law (including without limitation the Internal Revenue Code and ERISA). In addition, Employee shall be entitled to annual vacation in accordance with Company policy at such times as are mutually convenient to Employee and the Company.

                  (d) The Employee shall be entitled to advances or reimbursement in accordance with the Company's standard business practices for his ordinary and necessary business expenses incurred in the performance of his duties hereunder provided that his claims therefor shall be supported by the documentation required by the Company in accordance with its usual practice.

                  (e) The Company shall supply a luxury automobile to Employee for his use and shall pay all costs, including insurance, associated therewith.

                  (f) The Company shall pay the yearly premium during the Initial Term and any subsequent Renewal Term on a term life insurance policy for the Employee in the amount of $2,000,000 under which the Employee's estate shall be the beneficiary.

         4. Termination of Employment. If any of the following events occur before the expiration of the Term, Employee's employment with the Company shall terminate upon the occurrence of such event:

                  (a) Employee's death, or, in the event that the Company maintains disability insurance for the Employee, any illness, disability or other incapacity that renders Employee physically unable regularly to perform his duties hereunder for a period in excess of one hundred eighty (180) days. The determination regarding whether Employee is physically unable regularly to perform his duties hereunder shall be made by the Company's Board of Directors in the reasonable, good faith exercise of their judgment.

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                  (b) Thirty (30) days after the Company gives Employee written notice of the termination of Employee's employment if said termination is for cause. For purposes of this Paragraph 4(b), "cause" is defined as (i) Employee's conviction of a crime constituting a felony or involving moral turpitude or (ii) an act by Employee of material dishonesty or fraud in connection with Employee's performance of his duties to the Company.

         5. Representations, Warranties and Covenants of Employee. The Employee represents, warrants and covenants to and with the Company that (a) he is not and will not become a party to any agreement, contract or understanding, whether employment or otherwise, and that he is not subject to any order, judgment or decree of any court or governmental agency, which would, in any way, restrict or prohibit him from undertaking or performing his employment in accordance with the terms and conditions of this Agreement and (b) he is of sufficient physical and mental health to fulfill his duties, obligations and responsibilities under the terms of this Agreement.

         6.       Miscellaneous.

                  (a) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements made and to be performed in that state.

                  (b) Notices. All notices, consents and other communications under this Agreement shall be in writing and shall be deemed to have been duly given when (a) delivered by hand (with receipt confirmed), (b) sent by telex or telecopier (with receipt confirmed), provided that a copy is mailed by registered mail, return receipt requested, or (c) when received by the addressee, if sent by Express Mail, Federal Express or other express delivery service (receipt requested), in each case to the appropriate addresses and telecopier numbers set forth below (or to such other addresses and telecopier numbers as a party may designate as to itself by notice to the other parties):

                  If to the Employee:

                  Neal J. Polan
                  1325 Avenue of the Americas, Suite 1200
                  New York, New York 10019
                  Telecopier No.: (212) 399-9199

                  with a copy to:

                  Neal J. Polan
                  20 Cameron Drive
                  Greenwich, Connecticut 07831

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                  If to the Company:

                  HealthCore Medical Solutions, Inc.
                  11904 Blue Ridge Boulevard
                  Grandview, Missouri 64030
                  Telecopier No.: (816) 765-6573

                  with a copy to:

                  Bachner, Tally, Polevoy & Misher LLP
                  380 Madison Avenue
                  New York, New York 10017
                  Telecopier No.: (212) 682-5729
                  Attention: Sheldon E. Misher, Esq.

                  (c) Entire Agreement; Amendment. This Agreement shall supersede all existing agreements between the Employee and the Company relating to the terms of his employment. This Agreement may not be amended except by a written agreement signed by both parties.

                  (d) Waiver. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver thereof or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

                  (e) Assignment. Subject to the limitations below, this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, representatives, successors and assigns. This Agreement shall not be assignable by the Employee, and shall be assignable by the Company only to an affiliate of the Company or any corporation resulting from the reorganization, merger or consolidation of the Company with any other corporation or any corporation to which the Company may sell all or substantially all of its assets.


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                  IN WITNESS WHEREOF, the parties hereto have each executed this
Executive Employment Agreement as of the day and year first above written.

                                    HEALTHCORE MEDICAL SOLUTIONS, INC.

                                    By: /s/ David L. Mullikin
                                       -----------------------------------------
                                       Name:  David L. Mullikin
                                       Title: President and Chief Operating
                                                Officer


                                       /s/ Neil J. Polan
                                       -----------------------------------------
                                       Neil J. Polan

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